Exhibit 99.1

For Immediate Release 11/15/2010 5:00 PM

Rurban Financial Corp. Announces Third Quarter 2010 Results

DEFIANCE, OH — November 15, 2010 — Rurban Financial Corp. (NASDAQ: RBNF) (“Rurban” or the “Company”), a diversified financial services company providing full-service community banking, wealth management, and data/item processing services, today reported financial results for the third quarter and nine months ended September 30, 2010.

Net income for the third quarter of 2010 was $26,000, or $0.01 per diluted share, a decrease of $134,000, or 83.8 percent, from $160,000, or $0.03 per diluted share, for the third quarter of 2009. Net loss for the first nine months of 2010 was $9.03 million, or $(1.86) per diluted share, compared to net income of $2.27 million, or $0.46 per diluted share, for the comparable 2009 year-to-date period.

Included in the nine-month 2010 and 2009 periods were certain nonrecurring charges relating to the previously proposed spinoff of Rurban’s data and item processing subsidiary, RDSI Banking Systems, Inc. (“RDSI”), and its subsequent merger with New Core Holdings, Inc. (“New Core”), which was announced in the second quarter of 2009, and the decision to terminate these transactions, which was announced in the second quarter of 2010. Impairments and write-offs of software, hardware and development costs related to these transactions were $10.0 million in year-to-date 2010 ($6.5 million after-tax), and $0.45 million in year-to-date 2009 ($0.30 million after tax).  Excluding these nonrecurring RDSI charges from GAAP results, the Company had an adjusted net loss from operations of $2.41 million for the 2010 year-to-date period compared to adjusted net income of $1.97 million for the comparable 2009 period.

The following table provides segment information for Rurban on a quarterly basis and identifies the nonrecurring charges reported by RDSI for each quarter. Rurban believes excluding those one-time charges provides useful information relating to Rurban’s operating (core) performance.

After-Tax Earnings ($000s)	Banking (GAAP)	Data Processing (GAAP)	Parent & Other	Rurban Financial (GAAP)	One-Time A/T RDSI Charges	Core Rurban Financial (Non-GAAP)
3Q 2010	$548	$(54)	$(468)	$26	$-0-	$26
2Q 2010	$(1,350)	$(6,446)	$(282)	$(8,078)	$(5,614)	$(2,464)
1Q 2010	$538	$(879)	$(507)	$(848)	$(876)	$28
4Q 2009	$(577)	$(509)	$(798)	$(1,884)	$(509)	$(1,375)
3Q 2009	$712	$8	$(560)	$160	$(293)	$453

Highlights of the third quarter include:

•
Asset quality improved from year-end 2009 to September 20, 2010, as non-accruing loans declined significantly, down $8.4 million, or 45 percent, to $10.1 million, while foreclosed and repossessed assets remained under $2 million. Non-performing assets (“NPAs”) were 1.77 percent of total assets at September 30, 2010 compared to 3.02 percent at year-end 2009.

•
Mortgage originations, driven by strong results from the Columbus loan production office of Rurban’s banking subsidiary, The State Bank and Trust Company (“State Bank”), were $67.8 million for the third quarter of 2010, generating $0.94 million in gains from mortgage loan sales. This compares to $42.3 million in originations and $0.40 million in gains for the year-ago third quarter.

•
RDSI made progress reducing its operating expenses to a level commensurate with its current revenue stream, resulting in a virtually breakeven quarter. Data Processing (“DP”) clients are scheduled to complete their de-conversion by year-end, with State Bank remaining as RDSI’s only DP client. Payment Solutions (a/k/a Item Processing) clients not tied to DP services remain in place and have generally not been affected by the deconversion of RDSI’s DP clients.

•
Deposits grew $41 million since the June quarter, of which only $14 million were time deposits. The influx of deposits, despite their relatively low cost, combined with declining loan volume, contributed to a net interest margin decline from 3.87 percent and 3.72 percent for the year-ago and linked quarters, to 3.66 percent for the September 2010 quarter.

•
Non-interest expenses declined $2.1 million compared to the year-ago quarter, primarily from a reduction of 64 full-time equivalent (“FTE”) employees, or 20 percent, since third quarter 2009, as well as from the $0.45 million third quarter 2009 charge and subsequent charges taken by RDSI to account for impairments and write-downs of hardware and software. Year-over-year, third quarter equipment expense declined $1.2 million, or 57 percent, while salaries declined $1.36 million, or 25 percent.

•	Capital ratios all remain in excess of “well-capitalized” for State Bank, although holding company ratios have declined somewhat as a result of the second quarter RDSI charge-offs.

Mark A. Klein, President and Chief Executive Officer of Rurban, commented, “We are pleased with the progress we are making in a number of areas. While we still have issues to address, most importantly, the future direction of RDSI, we have reason to be optimistic about future opportunities.

“Our markets continue their gradual improvement. Jobless levels have declined modestly over the course of the past year, buoyed by the recent turnaround in manufacturing employment and relatively robust economy in the Columbus area, which has been the source of strong mortgage origination activity. Mortgage banking fees are becoming a more important source of fee income for State Bank. Although mortgage banking income, net of impairments and amortization, has not grown overall this year compared to 2009 nine-month results, the composition of our mortgage banking fee income has become increasingly cash-based.

“A second reason for optimism is our core deposit growth, which has been exceptionally strong. Non-maturity deposits (DDAs, Money Market, NOW and Savings accounts) have grown nearly nine percent since last quarter alone. State Bank has been able to capture deposit market share in several of our regions from larger institutions, despite their heavier advertising expenditures. The excess liquidity will be put to good use, helping us to pay down higher priced borrowings as they mature.

“We continue to be pleased with the performance of our loan portfolio. We only wish we had more of the high-quality loans we’ve booked over the past several years. But weak loan demand appears to be an industry-wide phenomenon, exacerbated by our low-growth market demographics. And this past quarter, we pruned our portfolio of some of our weaker commercial loans. However, market stability has worked in our favor to prevent the over-expansion of commercial and residential real estate activity that caused credit quality problems throughout the country.

“Results for the third quarter continue to be impacted by the RDSI/New Core wind-down, but we believe the overall process is ahead of schedule. Rurban and RDSI continue to evaluate opportunities, but until a definitive agreement or decision is reached, we expect that State Bank will be the sole data processing client of RDSI at year-end. Our Payment Solutions segment under Diverse Computer Marketers (“DCM”), RDSI’s payment processing affiliate continues to service its item processing clients without interruption or loss of clientele. As a low-cost provider of item processing services, we believe that DCM stands to benefit as industries other than banking convert to electronic imaging.

“As you can tell, we remain firmly committed to propelling Rurban to a higher level of performance for our shareholders. We have initiatives in place throughout our organization to encourage cross-referrals and behaviors which result in higher profitability and quality customer service. While there is still much work to be done, I am proud of the progress we have made thus far.”

Consolidated Operations

For the third quarter of 2010, total revenue, consisting of net interest income and non-interest income, declined 19.4% to $10.0 million from $12.4 million in the third quarter of 2009. For the first nine months of 2010, total revenue decreased 17.5 percent to $31.5 million from $38.1 million for the prior-year nine months.

Net interest Income

Rurban reported consolidated net interest income of $4.88 million for the 2010 third quarter, a decline of $0.46 million, or 8.6 percent, from the $5.34 million earned in the year-ago quarter. Included in consolidated net interest income in the third quarter of both years is approximately $0.45 million of interest expense associated with $20.6 million of trust preferred securities at the holding company level, and $6.2 million of borrowings at the non-bank subsidiary. Average earning assets decreased 2.5 percent year-over-year, from $569.1 million for the third quarter of 2009 to $554.7 million for the third quarter of 2010, while the consolidated net interest margin declined 21 basis points, or 5.0 percent, to 3.66 percent (fully-taxable equivalent), from 3.87 percent for the year-ago quarter. Excluding the $0.45 million of non-bank interest expense, State Bank earned net interest income of $5.36 million and $5.80 million in the third quarters of 2010 and 2009, respectively, giving rise to net interest margins at the bank level of 3.65 percent and 3.98 percent for the 2010 and 2009 third quarters, respectively. The decline in the net interest margin was primarily the result of loan yields declining faster than funding costs.

For the first nine months of 2010, Rurban earned net interest income of $14.8 million, a decline of $0.87 million, or 5.5 percent, from the $15.7 million of net interest income earned in the 2009 nine-month period. Excluding $1.11 million of interest expense paid primarily on $20 million of trust preferred securities at the corporate level and $ 6.0 million of borrowings at the non-bank subsidiary level, State Bank reported net interest income of $16.3 million, a decline of 4.0 percent.

Loan Loss Provision

The third quarter provision for loan losses was $0.90 million, compared to $6.5 million and $0.90 million for the linked and year-ago quarters. Second quarter 2010 included a $3.0 million loan loss provision recorded by RDSI and a concurrent charge-off of a $3.0 million loan made by RDSI to support development activities at New Core. State Bank charged-off $1.45 million in the 2010 third quarter, or 1.32 percent of average loans on an annualized basis. This compares to net charge-offs of 0.57 percent and 0.73 percent of average loans annualized for the linked and year-ago quarters. Year-to-date, Rurban added a total of $8.79 million to the allowance for loan losses, while charging-off $9.37 million, including the $3.0 million RDSI loan.  At the Bank, the year-to-date addition to the loan loss provision was $5.79 million and net charge-offs were $6.37 million. As of September 30, 2010, the allowance for loan losses stood at $6.45 million, or 1.47 percent of total loans, compared to 1.55 percent of total loans for the linked quarter, and 1.29 percent for the year-ago third quarter.

Non-interest Income

Consolidated non-interest income generated in the third quarter of 2010 was $5.13 million, a 27.5 percent decline from the $7.08 million of non-interest income generated in the 2009 third quarter. The decline was due largely to the wind-down of RDSI’s data processing activities, which also impacted multi-product RDSI clients. Data service fees dropped $2.76 million from the year-ago quarter, or 57 percent, to $2.04 million for the current quarter.

Excluding data service fees from consolidated results, the remainder of non-interest income was generated by State Bank. Third quarter non-interest income from banking activities was $3.08 million compared to $2.27 million for the year-ago quarter, an improvement of $0.81 million, or 36 percent.

Non-interest Income — Banking

($000s)	3Q 2010	3Q 2009	9 months ended 9/30/10	9 months ended 9/30/09

Trust fees	650.5	644.4	1,884.0	1,869.1
Customer service fees	643.8	700.0	1,846.2	1,923.7
Net gain on sales of mtg. loans	941.8	396.5	1,758.6	1,267.7
OMSR service fees	493.8	303.1	895.1	1,390.9
Net gain on sales of other loans	125.1	22.6	233.1	80.0
Net realized gain on securities sales	—	—	451.5	477.6
Investment securities recoveries	—	—	73.8	—
Loan servicing fees	188.3	126.3	472.4	298.0
Loss on sale or disposal of assets	(129.0)	(53.0)	(159.1)	(95.40)
Other income	168.2	129.4	482.7	474.4

Total Bank noninterest income	$3,082.5	$2,269.4	$7,938.2	$7,686.1

Mortgage banking activity accounted for the majority of banking fee income improvement. Mortgage originations reached near-record levels this past quarter at $67.8 million, generating gains on sale of $0.94 million for the 2010 third quarter, more than double the $0.40 million of fees earned in the 2009 third quarter. A 49 percent, or $62,000, improvement in loan servicing fees over the prior-year third quarter more than offset the 8.0 percent, or $56,000, decline in customer service fees experienced from the drop-off in overdraft charges. Loss on the sale of other assets was $129,000 for the third quarter of 2010 compared to $53,000 for the year-ago quarter.

Mortgage Banking Activity
($000s)	3Q 2010	3Q 2009	9 mos.2010	9 mos. 2009
Mortgage originations	$67,840	$42,270	$144,453	$178,302
Mortgage sales	$66,036	$50,115	$147,184	$178,192
OMSR amort. & impair expense	(592.4)	(34.3)	(808.6)	(28.5)
Mortgage servicing portfolio	$276,298	$186,220	$276,298	$186,220
Mortgage servicing rights – Fair Value	$2,041	$1,714	$2,041	$1,714

State Bank currently sells all loans originated into the secondary market, and retains the servicing fee. Over the past year, its servicing portfolio grew 48 percent, to $275.3 million, all from internally generated sales activity. However, declining interest rates impacted the valuation of the Bank’s mortgage servicing rights; year-to-date, the Bank recognized $0.23 million of OMSR amortization expense and $0.58 million of OMSR impairment expense compared to $25,000 and $0.28 million, respectively, for the 2009 nine-month period.

For the third quarter of 2010, data service fees generated by RDSI were $2.04 million; in addition, Rurban/State Bank paid $281,000 for data and item processing services rendered by RDSI in the third quarter of 2010. This relationship has been structured as an arm’s length transaction, at the same markup that prevails for RDSI’s external clients. For the year-ago third quarter, RDSI reported data services revenue of $4.81 million, excluding sales to State Bank/Rurban.

Data Service Fee Income (RDSI)
($000s)	3Q 2010	2Q 2010	1Q 2010	4Q 2009	3Q 2009
Data Processing
Information Services	512	598	1,279	1,330	1,561
Application Services	480	679	1,189	1,363	1,416
Network Services	133	193	264	244	286
Payment Solutions	1,168	1,365	1,667	1,559	1,748
Other	32	0	0	15	191
RDSI Fee Income	$2,325	$2,835	$4,399	$4,511	$5,202
Less: Intercompany	(281)	(226)	(370)	(386)	(396)
Net External RDSI Revenue	$2,044	$2,609	$4,029	$4,125	$4,806

The terminated merger of RDSI and New Core contributed directly to the decline in total data services revenue, which consists of fee income from data and item processing services. Following the April 2009 announcement of Rurban’s plan to spin-off RDSI and merge with New Core Holdings, many of RDSI’s data processing clients elected to terminate their contract with RDSI. Over the past twelve months, RDSI’s data processing client base has shrunk from 75 customers to 19 at September 30, 2010. It is anticipated that the remaining data processing clients will de-convert before year-end 2010, and only State Bank will remain as a client utilizing the legacy ITI core processing system. Since many of the data processing clients were multiple users of RDSI services, revenue from network services and payment solutions have also been impacted, but to a lesser extent; RDSI's DCM division provides item processing services to a separate and stable customer base without ties to data processing.  Over the past twelve months, item processing clients have decreased from 91 to 49 at September 30, 2010; virtually all were data processing as well as item processing clients. Rurban plans to continue item processing and network services as stand-alone RDSI offerings.

Non-interest Expense

Noninterest expense was $9.33 million for the 2010 third quarter, a decline of $2.12 million, or 18.5 percent, from the third quarter of 2009. Excluding nonrecurring items from the third quarter results, including $0.59 million of OMSR impairment and amortization charges in 2010 and a one-time software impairment charge of $0.45 million in the third quarter of 2009, adjusted non-interest expense declined $2.27 million, or 20.6 percent, from the 2009 third quarter. Improvement was experienced in nearly every category, led by significant savings in salaries and employee benefits, down $1.36 million, or 25 percent, and equipment expense, down $1.17 million or 57 percent; these improvements were partially offset by $0.35 million of additional foreclosure and OREO expenses compared to the 2009 third quarter. The Company reduced FTE employees by 64 year-over-year — 51 of which are from RDSI, with 257 FTE employees remaining as of September 30, 2010. Equipment expense also benefited from write-downs and accelerated depreciation of RDSI hardware and software recorded in prior quarters.

For the year-to-date 2010, non-interest expense was $37.2 million, up $4.17 million compared to the 2009 nine month period.  Non-interest expense for the 2010 nine-month period included $6.66 million of nonrecurring charges associated with the RDSI/New Core wind-down, as well as $0.81 million of non-cash OMSR expenses; for the 2009 nine-month period, non-cash charges include $0.40 million of one-time RDSI expenses and $0.28 million of OMSR expenses. Excluding these non-cash charges, non-interest expense from operations was $29.7 million, an improvement of $2.7 million, or 8.3 percent, compared to adjusted operating non-interest expense of $32.4 million recorded in the 2009 year-to-date period.

Consolidated Balance Sheet

Total assets at September 30, 2010 were $681.2 million, up $8.14 million, or 1.2 percent, over year-end 2009 levels; assets were higher by $32.7 million, or 5.0 percent, compared to the previous quarter.  Rurban’s asset growth was derived primarily from higher levels of liquid assets, which was partially offset by reduced loan balances and over $10.0 million of write-offs of RDSI equipment, software and investments in the second quarter of 2010. Cash and due from banks more than doubled since 2009 year-end, up $35.8 million to $60.6 million, while available-for-sale securities increased by $10.9 million during the same nine-month period, or 10.4 percent, to $116.0 million at September 30, 2010.

Total Loans (including Held For Sale)
($000s)	3rd Qtr 2010	2nd Qtr2010	1st Qtr 2010	4th Qtr 2009	3rd Qtr 2009
Construction and development	15,310	12,997	12,746	11,605	8,919
Comm. RE - owner occupied	67,288	67,160	71,716	69,434	67,750
Comm. RE – investor-owned	87,271	85,639	85,808	89,963	87,054
1-4 family mortgages	108,825	114,818	115,481	121,753	117,076
Commercial & Industrial	69,917	74,525	73,290	80,702	78,736
Agriculture	37,223	39,389	38,235	41,485	44,684
Consumer	48,577	50,611	49,054	50,569	51,246
Other	3,039	3,786	4,222	4,339	4,299
Total Loans	$437,450	$448,925	$450,552	$469,850	$459,764

Total loans, net of unearned income, were $437.5 million as of September 30, 2010 compared to $448.9 million and $469.9 million at June 30, 2010 and December 31, 2009, respectively. Compared to year-end 2009, every loan category experienced declines with the exception of construction and development loans (“C&D”). These C&D loans remain modest in comparison with total loans outstanding — $15.3 million at September 30, 2010 (3.5 percent of total loans), up $3.7 million over the past nine months. Reductions among commercial and industrial (“C&I”) loans and 1-4 family residential mortgages represented approximately 75 percent of the $31 million loan decline year-to-date. C&I loans decreased $10.8 million from December 31, 2009, to $69.9 million at September 30, 2010 as the combined result of a planned pruning of lower quality loans and a sluggish economy. Despite mortgage loan originations of $144 million year-to-date, 1-4 family residential mortgages declined $13 million from December 31, 2009 to $108.8 million at September 30, 2010. A higher level of loan sales, combined with portfolio runoff due to widespread refinancing activity, accounted for the 10.7 percent balance sheet decline in residential loans outstanding since December 31, 2009.

Total deposits as of September 30, 2010 were $522.3 million, up $40.5 million and $31.1 million, from the second quarter of 2010 and the fourth quarter of 2009, respectively. Since June 30, 2010, State Bank added $26.1 million in core deposits, namely non-maturity accounts (DDA, NOW, Savings and Money Market accounts), all of which bear a lower funding cost than time deposits. Core deposits, excluding retail time deposits, were $297.8 million at September 30, 2010, which accounted for 57.0 percent of total deposits. This compares to $271.7 million for the quarter ended June 20, 2010, where core deposits accounted for 56.4 percent of total deposits.

Asset Quality

Rurban’s asset quality has improved substantially since year-end 2009, with non-performing assets, consisting of non-accruing loans, foreclosed real estate (“OREO”) and other assets owned (“OAO”), down $8.3 million, or 40.7 percent, to $12.1 million as of September 30, 2010. The reduction has been gradual, at the rate of approximately $2.0 million per quarter, with investor-owned commercial real estate showing the greatest improvement. Non-accruing loans in virtually every loan category have declined since December 31, 2009, with the exception of $2.33 million of non-accruing owner-occupied commercial real estate loans added in the most recent quarter. Foreclosed real estate, consisting primarily of residential real estate has remained steady at less than $2 million over the past five quarters.

The State Bank and Trust Company
	Non-accrual Loans + 90 Days Past Due
($000s)	9/30/2010	6/30/2010	3/31/2010	12/31/2009	9/30/2009
Secured by RE
C&D	634	622	625	628	1,273
Farmland	56	-	2	-	-
HELOC	469	439	308	402	353
1-4 Family properties	3,419	3,420	4,730	5,088	4,365
CRE - Owner occupied	2,329	465	326	618	616
CRE – Investor owned	629	4,674	3761	7,475	1,205
C&I	2,477	2,720	4,511	4,167	1,698
Consumer	94	61	136	165	136
Non-accrual Loans	$10,107	$12,401	$14,399	$18,543	$9,646

At 2.33 percent of total loans at September 30, 2010, Rurban’s level of non-accruing and 90 day past due loans compares favorably to its loan loss reserve of $6.45 million, or 1.47 percent of loans. This also compares favorably to year-end 2009 non-accruals of 3.95 percent of loans and a loan loss reserve of 1.50 percent at September 30, 2010. The loan loss reserve provided 64 percent coverage of problem loans compared to 38 percent coverage at year-end. Delinquent loans in the 30-89 day category have averaged below $3 million throughout 2010.

Rurban Consolidated
Asset Quality
($000s)	3Q 2010	2Q 2010	4Q 2009	3Q 2009
Net charge-offs	$1,448	$2,579	$2,547	$837
Net charge-offs to avg. loans (Annualized)	1.32%	2.28%	2.19%	0.73%
Non-performing loans	$10,107	$12,401	$18,543	$9,646
OREO + OAO	$1,947	$1,651	$1,775	$1,748
Non-performing assets (NPAs)	$12,054	$14,052	$20,318	$11,394
NPAs / Total assets	1.77%	2.17%	3.02%	1.69%
Allowance for loan losses	$6,451	$7001	$7,030	$5,934
Allowance for loan losses / Loans	1.47%	1.55%	1.50%	1.29%

Capital

As of September 30, 2010, the capital ratios of Rurban’s banking subsidiary, State Bank, were all in excess of the regulatory thresholds for a “well-capitalized” institution.  The Bank’s Tier I Leverage ratio was 7.06 percent of total assets, while its Tier I and Total Risk-Based Capital ratios were 10.34 percent and 11.59 percent of risk-weighted assets, respectively. Holding company ratios are rebuilding after second quarter charge-offs from RDSI, with Tier 1 Leverage and Total Risk-Based Capital ratios at 10.37 percent and 11.63 percent, respectively. Rurban’s common shares outstanding as of September 30, 2010 were 4,861,779.

About Rurban Financial Corp.

Based in Defiance, Ohio, Rurban Financial Corp. is a financial services holding company with two wholly-owned subsidiaries: The State Bank and Trust Company (State Bank) and RDSI Banking Systems (RDSI). State Bank operates through 18 banking centers in seven Ohio counties, one banking center in Indiana, and a loan production office in Columbus, Ohio. State Bank offers a full-range of financial services for consumers and small businesses, including trust services, mortgage banking, commercial and agricultural lending. RDSI provides data and item processing services to community banks located primarily in the Midwest. Rurban’s common stock is listed on the NASDAQ Global Market under the symbol RBNF.

Forward-Looking Statements

Certain statements within this document, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements.  These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in the national and regional banking, insurance and mortgage industries, competitive factors specific to markets in which Rurban and its subsidiaries operate, future interest rate levels, legislative and regulatory actions, capital market conditions, general economic conditions, geopolitical events, the loss of key personnel and other factors, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as the same have been updated, and may be updated from time to time in the Company’s subsequent filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date on which they are made, and Rurban undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made except as required by law.  All subsequent written and oral forward-looking statements attributable to Rurban or any person acting on our behalf are qualified by these cautionary statements.

Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this release contains certain non-GAAP financial measures. Rurban believes that providing these non-GAAP financial measures provides investors with information that is useful in understanding Rurban’s financial performance, performance trends and financial position. Specifically, Rurban provides measures based on “core operating earnings,” which excludes merger, integration and restructuring expenses that are not reflective of on-going operations or not expected to recur. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results.

Contact Information:
At Rurban Financial Corp.:
Anthony V. Cosentino, CFO
419-785-3663
Tony.Cosentino@rurban.net

RURBAN FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS
September 30, 2010 and December 31, 2009 and September 30, 2009

	September	December	September
	2010	2009	2009
	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$60,600,672	$24,824,785	31,055,035
Federal funds sold	-	-	-
Cash and cash equivalents	60,600,672	24,824,785	31,055,035
Available-for-sale securities	115,993,828	105,083,112	111,561,500
Loans held for sale	13,453,782	16,857,648	11,370,884
Loans, net of unearned income	424,995,825	452,557,581	448,392,963
Allowance for loan losses	(6,451,422)	(7,030,178)	(5,934,165)
Premises and equipment, net	14,999,354	16,993,640	17,217,039
Purchased software	545,606	5,338,319	5,273,311
Federal Reserve and Federal Home Loan Bank Stock	3,748,250	3,748,250	3,748,250
Foreclosed assets held for sale, net	1,946,653	1,767,953	1,748,376
Accrued interest receivable	2,560,938	2,324,868	2,851,934
Goodwill	21,414,790	21,414,790	21,414,790
Core deposits and other intangibles	4,377,111	4,977,513	5,177,508
Cash value of life insurance	13,107,086	12,792,045	12,953,972
Other assets	9,897,284	11,398,776	6,917,729

Total assets	$681,189,757	$673,049,102	673,749,126

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Non interest bearing demand	$64,671,378	$57,229,795	54,149,280
Interest bearing NOW	99,647,367	87,511,973	80,403,328
Savings	46,092,866	43,321,364	44,658,696
Money Market	87,407,976	86,621,953	88,676,904
Time Deposits	224,501,334	216,557,067	224,404,005
Total deposits	522,320,921	491,242,152	492,292,213
Notes payable	3,368,266	2,146,776	2,357,816
Advances from Federal Home Loan Bank	25,429,671	35,266,510	39,868,884
Fed Funds Purchased	-	5,000,000	-
Repurchase Agreements	50,117,031	47,042,820	46,138,646
Trust preferred securities	20,620,000	20,620,000	20,620,000
Accrued interest payable	1,683,116	1,507,521	1,382,015
Other liabilities	3,582,414	8,515,668	6,421,448

Total liabilities	627,121,419	611,341,447	609,081,022

Shareholders' Equity
Common stock	12,568,583	12,568,583	12,568,583
Additional paid-in capital	15,208,434	15,186,042	15,132,715
Retained earnings	25,386,403	34,415,316	36,737,207
Accumulated other comprehensive income (loss)	2,674,229	1,307,025	1,998,910
Treasury stock	(1,769,311)	(1,769,311)	(1,769,311)

Total shareholders' equity	54,068,338	61,707,655	64,668,104

Total liabilities and shareholders' equity	$681,189,757	$673,049,102	673,749,126

Total Core Deposits	297,819,587	274,685,085	267,888,208

Core Deposits as a % of total deposits	57.02%	55.92%	54.42%

RURBAN FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF OPERATION - UNAUDITED

	Three Months Ended		Nine Months
	September 30,		September 30,
	2010	2009	2010	2009
Interest income
Loans
Taxable	$6,281,157	$6,884,515	$19,442,383	$20,554,775
Tax-exempt	13,664	20,944	49,960	71,791
Securities
Taxable	596,362	944,579	1,679,203	3,158,649
Tax-exempt	353,755	294,716	1,055,707	766,931
Other	24	41,621	211	71,498
Total interest income	7,244,962	8,186,375	22,227,464	24,623,644

Interest expense
Deposits	1,275,607	1,559,730	3,935,731	5,115,379
Other borrowings	32,367	43,745	101,145	91,548
Retail Repurchase Agreements	436,369	437,419	1,295,994	1,296,242
Federal Home Loan Bank advances	231,122	417,359	872,947	1,221,487
Trust preferred securities	388,854	391,407	1,178,502	1,185,021
Total interest expense	2,364,319	2,849,660	7,384,319	8,909,677

Net interest income	4,880,643	5,336,715	14,843,145	15,713,967

Provision for loan losses - Bank Only	898,570	898,050	5,788,713	2,192,042
Provision for loan losses - RDSI	-	-	3,000,000	-

Net interest income after provision for loan losses	3,982,073	4,438,665	6,054,432	13,521,925

Non-interest income
Data service fees	2,044,400	4,806,359	8,682,575	14,734,942
Trust fees	650,511	644,427	1,883,994	1,869,083
Customer service fees	643,816	700,042	1,846,161	1,923,744
Net gain on sales of loans	1,560,703	722,234	2,886,764	2,738,626
Net realized gain on sales of securities	-	-	451,474	477,591
Investment securities recoveries	-	-	73,774	-
Loan servicing fees	188,334	126,265	472,424	298,001
Gain (loss) on sale or disposal of assets	(128,985)	(52,976)	(159,066)	(95,390)
Other income	168,158	129,360	482,691	474,410
Total non-interest income	5,126,937	7,075,711	16,620,791	22,421,007

Non-interest expense
Salaries and employee benefits	4,058,316	5,422,005	14,064,591	15,644,731
Net occupancy expense	486,695	568,597	1,639,386	1,764,054
FDIC Insurance expense	259,646	183,935	676,462	572,598
Equipment expense	872,681	2,041,339	5,423,343	5,353,637
Fixed asset impairment expense	-	-	4,892,231	-
Data processing fees	211,129	151,320	635,393	495,782
Professional fees	619,430	705,415	1,823,449	1,846,458
Marketing expense	139,987	232,294	330,213	655,597
Printing and office supplies	111,414	104,036	369,842	435,913
Telephone and communication	267,344	406,673	992,891	1,212,901
Postage and delivery expense	388,666	511,525	1,415,529	1,635,037
State, local and other taxes	154,391	235,067	118,835	701,120
Employee expense	147,739	293,634	654,968	810,776
OREO Impairment	-	-	215,000	-
Other expenses	1,613,353	598,275	3,959,958	1,908,592
Total non-interest expense	9,330,791	11,454,115	37,212,091	33,037,196

Income (loss) before income tax expense	(221,781)	60,261	(14,536,868)	2,905,736
Income tax expense (benefit)	(247,696)	(99,421)	(5,507,954)	638,915

Net income (loss)	$25,915	$159,682	$(9,028,914)	$2,266,821

Earnings (loss) per common share:
Basic	$0.01	$0.03	$(1.86)	$0.46
Diluted	$0.01	$0.03	$(1.86)	$0.46

RURBAN FINANCIAL CORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollars in thousands except per share data)	2010	2009	2010	2009

EARNINGS
Net interest income	$4,881	$5,337	$14,843	$15,714
Provision for loan loss (Bank Only)	$899	$898	$5,789	$2,192
Provision for loan loss (RDSI)	$0	$0	$3,000	$0
Non-interest income	$5,127	$7,076	$16,621	$22,421
Revenue (net interest income plus non-interest income)	$10,008	$12,413	$31,464	$38,135
Non-interest expense	$9,331	$11,454	$37,212	$33,037
Pre-tax income (loss)	(222)	60	(14,537)	2,906
Net income (loss)	$26	$160	$(9,029)	$2,267

PER SHARE DATA
Basic earnings (loss) per share	$0.01	$0.03	$(1.86)	$0.46
Diluted earnings (loss) per share	$0.01	$0.03	$(1.86)	$0.46
Book value per share	$11.12	$13.30	$11.12	$13.30
Tangible Equity	$25,398	$35,923	$25,398	$35,923
Tangible book value per share	$5.22	$7.39	$5.22	$7.39
Cash dividend per share	$0.00	$0.09	$0.00	$0.27

PERFORMANCE RATIOS
Return on average assets	0.02%	0.10%	(1.80)%	0.46%
Return on average equity	0.19%	1.00%	(20.58)%	4.75%
Return on tangible equity	0.41%	1.78%	(47.40)%	8.41%
Net interest margin (tax equivalent)	3.66%	3.87%	3.65%	3.79%
Non-interest expense / Average assets	5.61%	6.88%	7.42%	6.63%
Efficiency Ratio - bank (non-GAAP)	80.95%	75.80%	79.23%	75.22%

MARKET DATA PER SHARE
Market value per share — Period end	$3.18	$7.58	$3.18	$7.58
Market as a % of book	29%	57%	29%	57%
Cash dividend yield	0.00%	4.75%	0.00%	4.75%
Period-end common shares outstanding (000)	4,862	4,862	4,862	4,862
Common stock market capitalization ($000)	$15,460	$36,852	$15,460	$36,852

CAPITAL & LIQUIDITY
Equity to assets	7.9%	9.6%	7.9%	9.6%
Tier 1 leverage Ratio (Estimate)	7.1%	8.8%	7.1%	8.8%
Tier 1 risk-based capital ratio (Estimate)	10.4%	11.8%	10.4%	11.8%
Total risk-based capital ratio (Estimate)	11.6%	13.1%	11.6%	13.1%

ASSET QUALITY
Gross charge-offs (Bank Only)	$1,583	$883	$6,743	$1,406
Net charge-offs (Bank Only)	$1,448	$837	$6,367	$1,279
Net loan charge-offs (Ann.) / Average loans	1.32%	0.73%	1.89%	0.38%
Non-accruing loans	$10,107	$9,646	$10,107	$9,646
OREO / OAOs	$1,947	$1,748	$1,947	$1,748
Non-performing assets	$12,054	$11,394	$12,054	$11,394
Non-performing assets / Total assets	1.77%	1.69%	1.77%	1.69%
Allowance for loan losses / Total loans	1.47%	1.29%	1.47%	1.29%
Allowance for loan losses / Non-performing Loans	63.8%	61.5%	63.8%	61.5%

END OF PERIOD BALANCES
Total loans, net of unearned income (Includeds Loans HFS)	$438,450	$459,764	$438,450	$459,764
Allowance for loan loss	$6,451	$5,934	$6,451	$5,934
Total assets	$681,190	$673,749	$681,190	$673,749
Deposits	$522,321	$492,292	$522,321	$492,292
Stockholders' equity	$54,068	$64,668	$54,068	$64,668
Full-time equivalent employees (Bank Only)	198	198	198	198
Full-time equivalent employees (Consolidated Total)	257	321	257	321

AVERAGE BALANCES
Loans	$438,419	$456,196	$449,281	$450,119
Total earning assets	$554,685	$569,099	$562,894	$567,621
Total assets	$664,981	$665,872	$668,605	$664,280
Deposits	$513,448	$483,637	$501,591	$486,206
Stockholders' equity	$54,154	$64,238	$58,500	$63,596

RURBAN FINANCIAL CORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
(dollars in thousands except per share data)	2010	2010	2010	2009	2009

EARNINGS
Net interest income	$4,881	$5,058	$4,904	$5,285	$5,337
Provision for loan loss (Bank Only)	$899	$3,499	$1,391	$3,546	$898
Provision for loan loss (RDSI)	$0	$3,000	$-	$-	$-
Non-interest income	$5,127	$4,711	$6,783	$7,174	$7,076
Revenue (net interest income plus non-interest income)	$10,008	$9,769	$11,687	$12,459	$12,413
Non-interest expense	$9,331	$16,089	$11,792	$12,096	$11,454
Pre-tax income (loss)	$(222)	$(12,819)	$(1,496)	$(3,184)	$60
Net income (loss)	$26	$(8,207)	$(848)	$(1,884)	$160

PER SHARE DATA
Basic earnings (loss) per share	$0.01	$(1.69)	$(0.17)	$(0.39)	$0.03
Diluted earnings (loss) per share	$0.01	$(1.69)	$(0.17)	$(0.39)	$0.03
Book value per share	$11.12	$10.94	$12.72	$12.69	$13.30
Tangible Equity	$25,398	$25,283	$33,212	$33,832	$35,923
Tangible book value per share	$5.22	$5.20	$6.83	$6.96	$7.39
Cash dividend per share	$0.00	$0.00	$0.00	$0.09	$0.09

PERFORMANCE RATIOS
Return on average assets	0.02%	(4.92)%	(0.51)%	(1.11)%	0.10%
Return on average equity	0.19%	(55.74)%	(5.49)%	(11.81)%	1.00%
Return on tangible equity	0.41%	(129.84)%	(10.21)%	(22.27)%	1.78%
Net interest margin (tax equivalent)	3.66%	3.72%	3.58%	3.77%	3.87%
Non-interest expense / Average assets	5.61%	9.57%	7.11%	7.11%	6.88%
Efficiency Ratio - bank (non-GAAP)	80.95%	81.97%	73.22%	71.51%	75.80%

MARKET DATA PER SHARE
Market value per share — Period end	$3.18	$4.04	$6.80	$6.84	$7.58
Market as a % of book	29%	37%	53%	54%	57%
Cash dividend yield	0.00%	0.00%	0.00%	5.26%	4.75%
Period-end common shares outstanding (000)	4,862	4,862	4,862	4,862	4,862
Common stock market capitalization ($000)	$15,460	$19,642	$33,060	$33,255	$36,852

CAPITAL & LIQUIDITY
Equity to assets	7.9%	8.2%	9.0%	9.2%	9.6%
Tier 1 leverage Ratio (Estimate) (Consolidated)	7.1%	7.1%	8.4%	8.3%	8.8%
Tier 1 risk-based capital ratio (Estimate) (Consolidated)	10.4%	10.0%	11.7%	11.4%	11.8%
Total risk-based capital ratio (Estimate) (Consolidated)	11.6%	11.2%	12.9%	12.7%	13.1%

ASSET QUALITY
Gross charge-offs (Bank Only)	$1,583	$2,680	$2,480	$2,566	$883
Net charge-offs (Bank Only)	$1,448	$2,572	$2,346	$2,547	$837
Net loan charge-offs (Ann.) / Average loans	1.32%	2.28%	2.05%	2.19%	0.73%
Non-accruing loans	$10,107	$12,401	$14,399	$18,543	$9,646
OREO / OAOs	$1,947	$1,651	$1,616	$1,775	$1,748
Non-performing assets	$12,054	$14,052	$16,016	$20,319	$11,394
Non-performing assets / Total assets	1.77%	2.17%	2.38%	3.02%	1.69%
Allowance for loan losses / Total loans	1.47%	1.55%	1.33%	1.50%	1.29%
Allowance for loan losses / Non-performing Loans	63.8%	56.4%	42.2%	37.9%	61.5%

END OF PERIOD BALANCES
Total loans, net of unearned income (Includeds Loans HFS)	$438,450	$452,888	$456,552	$469,415	$459,764
Allowance for loan loss	$6,451	$7,001	$6,075	$7,030	$5,934
Total assets	$681,190	$646,347	$673,804	$673,049	$673,749
Deposits	$522,321	$481,763	$498,946	$491,242	$492,292
Stockholders' equity	$54,068	$53,201	$60,855	$61,708	$64,668
Full-time equivalent employees (Bank Only)	198	197	199	190	198
Full-time equivalent employees (Consolidated Total)	257	270	311	315	321

AVERAGE BALANCES
Loans	$438,419	$451,536	$458,423	$464,618	$456,196
Total earning assets	$554,685	$566,618	$567,719	$577,263	$569,099
Total assets	$664,981	$667,295	$662,979	$680,121	$665,872
Deposits	$513,448	$502,102	$487,767	$499,317	$483,637
Stockholders' equity	$54,154	$58,891	$61,836	$63,800	$64,238

Rurban Financial Corp.
Segment Reporting
Third Quarter Ended September 30, 2010
($ in Thousands)

	Total Banking	Data Processing	Parent Company and Other	Elimination Entries	Rurban Financial Corp.
Income Statement Measures
Interest Income	$7,281	$-	$31	$(67)	$7,245

Interest Expense	1,945	95	391	(67)	2,364

Net Interest Income	5,336	(95)	(360)	-	4,881

Provision For Loan Loss	899	-	-	-	899

Non-interest Income	3,096	2,325	27	(321)	5,127

Non-interest Expense	6,986	2,318	348	(321)	9,331

Net Income QTD	$548	$(54)	$(468)	$-	$26

Performance Measures
Average Assets -QTD	$655,555	$10,766	$77,437	$(78,777)	$664,981

ROAA	0.33%	(2.01)%	-	-	0.02%

Average Equity - QTD	$67,430	$5,876	$54,154	$(73,306)	$54,154

ROAE	3.25%	(3.68)%	-	-	0.19%

Efficiency Ratio - %	80.95%	-	-	-	91.24%

Average Loans - QTD	$440,945	$-	$2,000	$(4,526)	$438,419

Average Deposits - QTD	$514,393	$-	$-	$(945)	$513,448

Rurban Financial Corp.
Segment Reporting
Nine Months Ended September 30, 2010
($ in Thousands)

	Total Banking	Data Processing	Parent Company and Other	Elimination Entries	Rurban Financial Corp.
Income Statement Measures
Interest Income	$22,427	$(82)	$71	$(189)	$22,227

Interest Expense	6,109	286	1,178	(189)	7,384

Net Interest Income	16,318	(368)	(1,107)	-	14,843

Provision For Loan Loss	5,789	3,000	-	-	8,789

Non-interest Income	7,924	9,566	527	(1,396)	16,621

Non-interest Expense	19,688	17,563	1,357	(1,396)	37,212

Net Loss YTD	$(393)	$(7,379)	$(1,257)	$-	$(9,029)

Performance Measures
Average Assets - YTD	$652,695	$17,423	$81,448	$(82,961)	$668,605

ROAA	(0.08)%	(56.47)%	-	-	(1.80)%

Average Equity - YTD	$67,494	$9,942	$58,500	$(77,436)	$58,500

ROAE	(0.78)%	(98.96)%	-	-	(20.58)%

Efficiency Ratio - %	79.23%	-	-	-	116.36%

Average Loans - YTD	$450,079	$1,800	$1,600	$(4,198)	$449,281

Average Deposits - YTD	$502,918	$-	$-	$(1,327)	$501,591

Rurban Financial Corp.
Proforma Performance Measurement
Quarterly Comparison - Third Quarter 2010
($ in Thousands)

	Total Banking	Data Processing	Parent Company and Other	Elimination Entries	Rurban Financial Corp.
Revenue
3Q10	$8,433	$2,236	$(340)	$(321)	$10,008
2Q10	$7,750	$2,625	$(197)	$(407)	$9,772
1Q10	$8,062	$4,338	$(52)	$(661)	$11,687
4Q09	$8,808	$4,430	$6	$(785)	$12,459
3Q09	$8,043	$5,159	$19	$(808)	$12,413
3rd Quarter Comparison	$390	$(2,923)	$(359)	$-	$(2,405)

Non-interest Expenses
3Q10	$6,986	$2,318	$348	$(321)	$9,331
2Q10	$6,516	$9,576	$278	$(407)	$15,963
1Q10	$6,061	$5,669	$730	$(668)	$11,792
4Q09	$6,459	$5,204	$1,218	$(785)	$12,096
3Q09	$6,257	$5,145	$860	$(808)	$11,454
3rd Quarter Comparison	$729	$(2,827)	$(512)	$-	$(2,123)

Net Income (loss)
3Q10	$548	$(54)	$(468)	$-	$26
2Q10	$(1,479)	$(6,446)	$(282)	$-	$(8,207)
1Q10	$538	$(879)	$(507)	$-	$(848)
4Q09	$(577)	$(509)	$(798)	$-	$(1,884)
3Q09	$712	$8	$(560)	$-	$160
3rd Quarter Comparison	$(164)	$(62)	$92	$-	$(134)

Average Assets
3Q10	$655,555	$10,766	$77,437	$(78,777)	$664,981
2Q10	$650,572	$18,800	$81,995	$(84,071)	$667,296
1Q10	$642,556	$22,272	$84,377	$(86,226)	$662,979
4Q09	$659,674	$22,368	$85,392	$(87,313)	$680,121
3Q09	$644,116	$22,770	$86,418	$(87,432)	$665,872
3rd Quarter Comparison	$11,439	$(12,004)	$(8,981)	$-	$(891)

ROAA
3Q10	0.33%	(2.01)%	-	-	(0.02)%
2Q10	(0.83)%	(137.13)%	-	-	(4.84)%
1Q10	0.33%	(15.79)%	-	-	(0.51)%
4Q09	(0.35)%	(9.10)%	-	-	(1.11)%
3Q09	0.44%	0.14%	-	-	0.10%
3rd Quarter Comparison	(0.11)%	(2.15)%	-	-	(0.12)%

Average Equity
3Q10	$67,430	$5,876	$54,154	$(73,306)	$54,154
2Q10	$67,370	$10,492	$58,891	$(77,862)	$58,891
1Q10	$67,701	$13,045	$61,836	$(80,746)	$61,836
4Q09	$69,066	$13,969	$63,800	$(83,035)	$63,800
3Q09	$68,153	$14,723	$64,238	$(82,877)	$64,238
3rd Quarter Comparison	$(723)	$(8,847)	$(10,084)	$-	$(10,084)

ROAE
3Q10	3.25%	(3.68)%	-	-	0.19%
2Q10	(8.02)%	(245.72)%	-	-	(54.87)%
1Q10	3.18%	(26.95)%	-	-	(5.49)%
4Q09	(3.34)%	(14.57)%	-	-	(11.81)%
3Q09	4.18%	0.22%	-	-	1.00%
3rd Quarter Comparison	(0.93)%	(3.90)%	-	-	(0.81)%

Efficiency Ratio
3Q10	80.95%	102.16%	-	-	91.24%
2Q10	81.97%	363.24%	-	-	161.01%
1Q10	73.22%	129.42%	-	-	99.06%
4Q09	71.51%	116.27%	-	-	95.36%
3Q09	75.80%	98.67%	-	-	90.55%
3rd Quarter Comparison	5.15%	3.49%	-	-	0.69%